Exhibit 10.1

6005 Hidden Valley Road, Suite 110 Carlsbad, CA 92011

August 25, 2023

João Siffert, M.D.

Re: Separation Agreement

Dear João:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Design Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Separation. In connection with a mutual separation, you hereby submit, and the Company accepts, your resignation as a member of the Company’s Board of Directors (the “Board”) and as an officer and director of (and any similar position with) the Company and any subsidiaries or affiliates of the Company, effective as of August 25, 2023, such that you will no longer hold such positions with or on behalf of the Company or any of its subsidiaries and affiliates as of such date. You will resign from your employment with the Company and any subsidiaries or affiliates of the Company and your employment separation date will be effective as of September 1, 2023 (the “Separation Date”). The resignations from your positions set forth herein are not contingent or conditioned on the occurrence of any other events, and are effective regardless of whether this Agreement becomes effective in accordance with Section below.
2.
Final Pay. On the Separation Date, the Company will pay you all accrued wages and all accrued and unused paid time off (if applicable) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
3.
Severance Benefits. Although the Company has no obligation to do so, if you: (i) timely sign and return this Agreement to the Company; (ii) on or within twenty-one (21) calendar days after the Separation Date, timely sign and return the Separation Date Release attached hereto as Exhibit A; (iii) allow such releases to become effective by their respective terms; (iv) remain available after your Separation Date to answer any questions from the Company regarding your previous job duties; and (v) comply with all of your legal and contractual obligations to the Company, then in full satisfaction of that certain employment offer letter agreement dated September 21, 2020 by and between you and the Company (the “Prior Agreement”), the Company will provide you with the following severance benefits (the “Severance Benefits”):
(a)
Severance Payment. The Company will pay you, as severance, an amount equivalent to twelve (12) months of your current base salary (in the total amount of $600,600), subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after the Separation Date, provided this Agreement and the Separation Date Release have each become effective by their respective terms by such date.

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(b)
Severance Bonus. The Company shall pay you an additional severance amount in the total amount of $230,220, which amount reflects your calendar year 2023 annual bonus, pro-rated for the number of days you are employed in such calendar year (the “Severance Bonus”). The Severance Bonus will be paid in a single payment as part of the Company’s regular payroll no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after the Separation Date, provided that this Agreement and the Separation Date Release have each become effective by their respective terms by such date.
(c)
Health Insurance; COBRA. Provided that you or your covered dependents, as the case may be, timely elect continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay directly to the insurer the portion of the COBRA, or state continuation coverage, premiums which is equal to the cost of the coverage that the Company was paying as of the Separation Date, to continue your (and your covered dependents’, as applicable) health insurance coverage in effect on the Separation Date until the earliest of: (1) twelve (12) months following the Separation Date; (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date you cease to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the Separation Date through the earlier of (1)-(3), (the “COBRA Premium Period”)). In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the COBRA Premium Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Premium Period. You may (but are not obligated to) use such payments toward the cost of your COBRA premiums.
(d)
Equity Exercise Period Extension. You were granted options to purchase shares of the Company’s common stock (the “Options”), pursuant to the Company’s 2018 Equity Incentive Plan and the Company’s 2021 Equity Incentive Plan, each as amended (collectively, the “Plans”), and other option award documents. Under the terms of the Plans and such option award documents, vesting of the Options will cease as of the Separation Date. Accordingly, the Options will be vested and exercisable with respect to 563,001 shares of Company common stock as of the Separation Date. As an additional Severance Benefit, subject to approval by the Company’s Board and the effectiveness of the Separation Date Release, the Company will extend the period of time within which you may exercise your vested and exercisable stock options until the earlier of: (i) six (6) months following the Separation Date; or (ii) the applicable expiration date of each vested stock option. You understand and agree that such amendment to your stock option grant to provide for an extended exercise period may convert any stock options that were granted as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986 (as amended) to no longer be incentive stock options. The loss of incentive stock options status has tax implications that you should discuss with your own tax and legal advisors.
4.
No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive

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compensation, or equity, equity acceleration or vesting), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
5.
Expense Reimbursements. You agree that, within ten (10) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6.
Return of Company Property. By no later than the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) calendar days after the Separation Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. You also agree that within five (5) calendar days after the Separation Date you will update any social media and networking profiles (such as LinkedIn and Facebook) to reflect that you are no longer employed or affiliated with the Company. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above.
7.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
8.
Release of Claims.
(a)
General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)
Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of

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contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the California Labor Code, the California Family Rights Act, the New York State Human Rights Law; the New York Executive Law; the New York Civil Practice Law and Rules; the New York Judiciary Law; the New York Corrections Law; the New York Labor Law; the New York Civil Rights Law; the New York Administrative Code; the New York City Administrative Code; the New York City Human Rights Law; the New York Hours of Labor Law; the New York Wage Payment Law; the New York Minimum Wage Act; the New York Whistleblower Law; and the New York Off-Duty Conduct Lawful Activities Discrimination Law, all as amended including any respective implementing regulations. You acknowledge that you have been advised, consistent with California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)
Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You further acknowledge and agree that the release of claims in this Agreement is not provided in exchange for a raise, bonus, or as a condition of continued employment, but rather in exchange for the materially modified terms and conditions of employment and other consideration provided by the Company in this Agreement.
(d)
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).

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(e)
ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier), and you agree that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
9.
Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

10.
Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
11.
Continuing Obligations. You acknowledge and reaffirm your continuing obligations under your signed Employee Proprietary Information and Inventions Assignment Agreement, attached hereto as Exhibit B and which is incorporated herein by reference, and agree to abide by those continuing obligations.
12.
Non-Disparagement. Except to the extent permitted by the “Protected Rights” section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held.

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13.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
14.
Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
15.
Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including without limitation, the Prior Agreement. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. Signatures on this Agreement communicated by facsimile or other similar electronic transmission or a digital signature provided through DocuSign (or some other similar service) shall be considered an original signature, and the use of electronic signatures and the keeping of records in electronic form be granted the same legal effect, validity, or enforceability as a signature affixed by hand or the use of a paper-based record keeping system to the extent and as provided for in any applicable law including the Federal Electronic Signatures in Global and National Commerce Act, California digital signature regulations, or any other similar state laws based on the Uniform Electronic Transactions Act.

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If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

Design Therapeutics, Inc.
By:	/s/ Pratik Shah
Pratik Shah, Ph.D.
Executive Chairman

Exhibit A – Separation Date Release

Exhibit B – Employee Proprietary Information and Inventions Assignment Agreement

I have read, understand and agree fully to the foregoing Agreement:

/s/ João Siffert
João Siffert, M.D.

August 25, 2023
Date

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Exhibit A

Separation Date Release

(to be signed and returned to the Company on or within twenty-one (21) calendar days after the Separation Date)

In exchange for the Severance Benefits to be provided to me by Design Therapeutics, Inc. (the “Company”) pursuant to that certain letter transition and separation agreement with the Company dated August 25, 2023 (the “Agreement”), I hereby provide the following Separation Date Release (the “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In exchange for the consideration provided to me under the Agreement to which I would not otherwise be entitled, I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Release (collectively, the “Released Claims”).

The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the California Labor Code, the California Family Rights Act, the California Fair Employment and Housing Act, the New York State Human Rights Law; the New York Executive Law; the New York Civil Practice Law and Rules; the New York Judiciary Law; the New York Corrections Law; the New York Labor Law; the New York Civil Rights Law; the New York Administrative Code; the New York City Administrative Code; the New York City Human Rights Law; the New York Hours of Labor Law; the New York Wage Payment Law; the New York Minimum Wage Act; the New York Whistleblower Law; and the New York Off-Duty Conduct Lawful Activities Discrimination Law, all as amended including any respective implementing regulations. I acknowledge that I have been advised, consistent with California Government Code Section 12964.5(b)(4), that I have the right to consult an attorney regarding this Release and that I was given a reasonable time period of not less than five (5) business days in which to do so. I further acknowledge and agree that, in the event I sign this Release prior to the end of the reasonable time period provided by the Company, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

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Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of the Agreement or this Release.

I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release. Nothing in this Release (i) prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful; or (ii) waives any rights I may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my waiver and release do not apply to any rights or claims that may arise after the date that I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) calendar days to consider this Release (although I may choose voluntarily to sign it earlier), and I agree that changes to this Release, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period); (iv) I have seven (7) calendar days following the date I sign this Release to revoke it (by providing written notice of my revocation to the Company’s Board of Directors); and (v) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Release is signed by me provided that I do not revoke it (the “Effective Date”).

In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.

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I hereby represent that I have been paid all compensation owed and for all time worked, have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I acknowledge that, other than the Severance Benefits to be provided to me pursuant to the Agreement, I have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.

This Release, together with the Agreement (and its exhibits) constitutes the entire agreement between me and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

Understood, Accepted, and Agreed:

/s/ João Siffert
João Siffert, M.D.

September 6, 2023
Date

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Exhibit B

Employee Proprietary Information and Inventions Assignment Agreement

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